Exhibit 99.1

Intel Reports First-Quarter Revenue of $12.6 Billion

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 16, 2013--Intel Corporation today reported first-quarter revenue of $12.6 billion, operating income of $2.5 billion, net income of $2.0 billion and EPS of $0.40. The company generated approximately $4.3 billion in cash from operations, paid dividends of $1.1 billion, and used $533 million to repurchase 25 million shares of stock.

“Amidst market softness, Intel performed well in the first quarter and I’m excited about what lies ahead for the company,” said Paul Otellini, Intel president and CEO. “We shipped our next generation PC microprocessors, introduced a new family of products for micro-servers and will ship our new tablet and smartphone microprocessors this quarter. We are working with our customers to introduce innovative new products across multiple operating systems. The transition to 14nm technology this year will significantly increase the value provided by Intel architecture and process technology for our customers and in the marketplace.”

Q1 Key Financial Information and Business Unit Trends

  PC Client Group revenue of $8.0 billion, down 6.6 percent sequentially and down 6.0 percent year-over-year.
  Data Center Group revenue of $2.6 billion, down 6.9 percent sequentially and up 7.5 percent year-over-year.
  Other Intel® Architecture Group revenue of $1.0 billion, down 3.9 percent sequentially and down 9.0 percent year-over-year.
  Gross margin of 56 percent, down 2 percentage points sequentially and down 8 percentage points year-over-year.
  R&D plus MG&A spending of $4.5 billion, in line with the company’s expectation of approximately $4.6 billion.
  Tax rate of 16 percent.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures or other investments that may be completed after April 16.

Q2 2013

  Revenue: $12.9 billion, plus or minus $500 million.
  Gross margin percentage: 58 percent, plus or minus a couple percentage points.
  R&D plus MG&A spending: approximately $4.7 billion.
  Amortization of acquisition-related intangibles: approximately $70 million.
  Impact of equity investments and interest and other: approximately zero.
  Depreciation: approximately $1.7 billion.

Full-Year 2013

  Revenue: low single-digit percentage increase, unchanged from prior expectations.
  Gross margin percentage: 60 percent, plus or minus a few percentage points, unchanged from prior expectations.
  R&D plus MG&A spending: $18.9 billion, plus or minus $200 million, unchanged from prior expectations.
  Amortization of acquisition-related intangibles: approximately $300 million, unchanged from prior expectations.
  Depreciation: $6.8 billion, plus or minus $100 million, unchanged from prior expectations.
  Tax Rate: approximately 27 percent for each of the remaining quarters of the year.
  Full-year capital spending: $12.0 billion, plus or minus $500 million, down $1.0 billion from prior expectations.

For additional information regarding Intel’s results and Business Outlook, please see the CFO commentary at: www.intc.com/results.cfm.

Status of Business Outlook

Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business June 14 unless earlier updated; except that the Business Outlook for amortization of acquisition-related intangibles, impact of equity investments and interest and other, and tax rate, will be effective only through the close of business on April 23. Intel’s Quiet Period will start from the close of business on June 14 until publication of the company’s second-quarter earnings release, scheduled for July 17, 2013. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Financial Comparison
Quarterly
	Q1 2013	Q4 2012	vs. Q4 2012
Revenue	$12.6 billion	$13.5 billion	down 7%
Gross Margin	56.2%	58.0%	down 1.8 pts.
Operating Income	$2.5 billion	$3.2 billion	down 20%
Net Income	$2.0 billion	$2.5 billion	down 17%
Earnings Per Share	40 cents	48 cents	down 17%

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

  Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.
  The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments. The majority of our marketable equity security portfolio balance is concentrated in ASML Holding, N.V., and declines in value could result in impairment charges, impacting gains or losses on equity securities.
  Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel’s current chief executive officer plans to retire in May 2013 and the Board of Directors is working to choose a successor. The succession and transition process may have a direct and/or indirect effect on the business and operations of the company. In connection with the appointment of the new CEO, the company will seek to retain our executive management team (some of whom are being considered for the CEO position), and keep employees focused on achieving the company’s strategic goals and objectives.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent report on Form 10-K.

Earnings Webcast

Intel will hold a public webcast at 2 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and MP3 download will also be available on the site.

Intel plans to report its earnings for the second quarter of 2013 on July 17, 2013. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, executive vice president, chief financial officer, and director of corporate strategy, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA
(In millions, except per share amounts)

	Three Months Ended
	Mar 30,	Dec 29,	Mar 31,
	2013	2012	2012
NET REVENUE	$12,580	$13,477	$12,906
Cost of sales	5,514	5,660	4,641
GROSS MARGIN	7,066	7,817	8,265

Research and development	2,527	2,629	2,401
Marketing, general and administrative	1,947	1,958	1,973
R&D AND MG&A	4,474	4,587	4,374
Amortization of acquisition-related intangibles	73	75	81
OPERATING EXPENSES	4,547	4,662	4,455
OPERATING INCOME	2,519	3,155	3,810
Gains (losses) on equity investments, net	(26)	60	(19)
Interest and other, net	(50)	(11)	23
INCOME BEFORE TAXES	2,443	3,204	3,814
Provision for taxes	398	736	1,076
NET INCOME	$2,045	$2,468	$2,738

BASIC EARNINGS PER COMMON SHARE	$0.41	$0.50	$0.55
DILUTED EARNINGS PER COMMON SHARE	$0.40	$0.48	$0.53

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	4,948	4,968	4,999
DILUTED	5,080	5,095	5,192

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Mar 30,	Dec 29,
	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$5,698	$8,478
Short-term investments	4,323	3,999
Trading assets	7,052	5,685
Accounts receivable, net	3,536	3,833
Inventories:
Raw materials	451	478
Work in process	2,129	2,219
Finished goods	1,778	2,037
	4,358	4,734
Deferred tax assets	2,109	2,117
Other current assets	1,601	2,512
TOTAL CURRENT ASSETS	28,677	31,358

Property, plant and equipment, net	28,418	27,983
Marketable equity securities	4,698	4,424
Other long-term investments	1,309	493
Goodwill	9,756	9,710
Identified intangible assets, net	5,807	6,235
Other long-term assets	4,418	4,148
TOTAL ASSETS	$83,083	$84,351

CURRENT LIABILITIES
Short-term debt	$88	$312
Accounts payable	2,654	3,023
Accrued compensation and benefits	1,501	2,972
Accrued advertising	987	1,015
Deferred income	1,901	1,932
Other accrued liabilities	4,667	3,644
TOTAL CURRENT LIABILITIES	11,798	12,898

Long-term debt	13,143	13,136
Long-term deferred tax liabilities	3,427	3,412
Other long-term liabilities	3,521	3,702
Stockholders' equity:
Preferred stock	—	—
Common stock and capital in excess of par value	20,098	19,464
Accumulated other comprehensive income (loss)	(410)	(399)
Retained earnings	31,506	32,138
TOTAL STOCKHOLDERS' EQUITY	51,194	51,203
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$83,083	$84,351

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q1 2013	Q4 2012	Q1 2012

CASH INVESTMENTS:
Cash and short-term investments	$10,021	$12,477	$9,441
Trading assets - marketable debt securities	7,052	5,685	4,312
Total cash investments	$17,073	$18,162	$13,753

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$705	$694	$814
Deferred income from software and services group	1,196	1,238	1,187
Total current deferred income	$1,901	$1,932	$2,001

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,682	$1,641	$1,519
Share-based compensation	$295	$272	$274
Amortization of intangibles	$382	$364	$266
Capital spending	($2,174)	($2,504)	($2,974)
Net cash (used)/received for acquisitions/divestitures	($98)	($70)	($176)
Investments in non-marketable equity instruments	($35)	($117)	($116)
Stock repurchase program	($533)	($1,000)	($1,500)
Proceeds from sales of shares to employees & excess tax benefit	$466	$139	$1,263
Issuance of long-term debt	—	$6,124	—
Dividends paid	($1,114)	($1,119)	($1,049)

EARNINGS PER COMMON SHARE INFORMATION:
Weighted average common shares outstanding - basic	4,948	4,968	4,999
Dilutive effect of employee equity incentive plans	78	73	126
Dilutive effect of convertible debt	54	54	67
Weighted average common shares outstanding - diluted	5,080	5,095	5,192

STOCK BUYBACK:
Shares repurchased	25	47	57
Cumulative shares repurchased (in billions)	4.3	4.3	4.1
Remaining dollars authorized for buyback (in billions)	$4.8	$5.3	$8.6

OTHER INFORMATION:
Employees (in thousands)	105.4	105.0	100.8

INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
(In millions)

	Three Months Ended
	Mar 30,	Dec 29,	Mar 31,
	2013	2012	2012
Net Revenue
PC Client Group	$7,992	$8,560	$8,499
Data Center Group	2,585	2,776	2,405
Other Intel Architecture Group	978	1,018	1,075
Intel Architecture Group	11,555	12,354	11,979

Software and Services Group	588	636	571
All other	437	487	356
TOTAL NET REVENUE	$12,580	$13,477	$12,906

Operating income (loss)
PC Client Group	$2,513	$2,829	$3,491
Data Center Group	1,079	1,317	1,135
Other Intel Architecture Group	(611)	(495)	(312)
Intel Architecture Group	2,981	3,651	4,314

Software and Services Group	(24)	(36)	7
All other	(438)	(460)	(511)
TOTAL OPERATING INCOME	$2,519	$3,155	$3,810

In the first quarter of 2013, we completed a reorganization that transferred a portion of our wired connectivity business formerly included within the Data Center Group to the PC Client Group, as the technology from that portion of the business is primarily used for client connectivity. Prior period amounts have been adjusted retrospectively to reflect this new organization structure.

Our operating groups shown above are comprised of the following:

• PC Client Group: Delivering platforms designed for the notebook (including UltrabookTM, detachable, and convertible systems) and desktop (including high-end enthusiast PCs) market segments; wireless and wired connectivity products.
• Data Center Group: Delivering platforms designed for the server, workstation, and storage computing market segments; and wired network connectivity products.
• Other Intel Architecture Group consist of the following:
• Intelligent Systems Group: Delivering platforms designed for embedded applications.
• Intel Mobile Communications: Delivering mobile phone components such as baseband processors, radio frequency transceivers, and power management chips.
• Tablet Group: Delivering platforms designed for the tablet market segment.
• Phone Group: Delivering platforms designed for the smartphone market segment.
• Service Provider Group: Delivering gateway and set-top box components.
• Netbook Group: Delivering platforms designed for the netbook market segment.
• Software and Services Group consists of the following:
• McAfee: A wholly owned subsidiary delivering software products for endpoint security, network and content security, risk and compliance, and consumer and mobile security.
• Wind River Software Group: A wholly owned subsidiary delivering software optimized products for the embedded and mobile market segments.
• Software and Services Group: Delivering software products and services that promote Intel Architecture as the platform of choice for software development.
All Other consists of the following:
• Non-Volatile Memory Solutions Group: Delivering NAND flash memory products for use in a variety of devices.
• Corporate: Revenue, expenses, and charges such as:
• A portion of profit-dependent compensation and other expenses not allocated to the operating segments.

• Divested businesses for which discrete operating results are not reviewed by our CODM.

• Results of operations of start-up businesses, including our foundry business, that support our initiatives.

• Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q1 2013	Q1 2013
	compared to Q4 2012	compared to Q1 2012
PC Client Platform
Unit Volumes	(6%)	(7%)
Average Selling Prices	1%	1%

Data Center Platform
Unit Volumes	(6%)	6%
Average Selling Prices	(1%)	2%

PC Client Group Notebook and Desktop Platform Key Drivers
-Notebook platform volumes decreased 6% from Q1 2012 to Q1 2013
-Desktop platform volume decreased 7% from Q1 2012 to Q1 2013
-Desktop platform average selling prices increased 5% from Q1 2012 to Q1 2013